LANDRY’S RESTAURANTS, INC. ANNOUNCES COMPLETION OF MERGER WITH COMPANY OWNED BY TILMAN J.
FERTITTA

HOUSTON, October 6, 2010 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE:LNY — News) (“Landry’s”) announced today the closing of the transactions under the merger agreement with a company wholly-owned by Tilman J. Fertitta, Chairman, Chief Executive Officer and President of Landry’s. At the effective time of the merger, Landry’s became a wholly owned subsidiary of the Fertitta company. As a result of the merger, each share of Landry’s outstanding common stock not already owned by Mr. Fertitta was converted into the right to receive $24.50 in cash, without interest.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on Landry’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond Landry’s control. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include the outcome of any legal proceedings that have been, or may be, instituted against Landry’s related to the merger agreement; risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming, restaurant and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; ineffective marketing or promotions, weather, management turnover, higher interest rates and gas prices, negative same store sales and other risks described in the filings of Landry’s with the Securities and Exchange Commission, including but not limited to, Landry’s Annual Report on Form 10-K for the year ended December 31, 2009. Landry’s may not update or revise any forward-looking statements made in this press release.

CONTACT:	Steven L. Scheinthal Executive Vice President and General Counsel (713) 850-1010	Rick H. Liem Executive Vice President and CFO (713) 850-1010